The RMB Loan Agreement
(English Translation, Original is in Chinese)

Type of loan: Loan of Construction
Project Name: Reconstruction project of Special Cable Product Line with annual output of 15,000 tons.
Borrower: Dalian Befut Wire & Cable Manufacturing Co., Ltd
Lender: China Development Bank Corporation

Borrower: Dalian Befut Wire & Cable Manufacturing Co., Ltd
Add: Qipan village Ganjingzi District, Dalian City
Legal Representative: Hongbo Cao
Post: 116011
Operator: Haiyang Lu

Tel: 0411－83678755

Fax: 0411－83670955

Lender: National Development Bank Joint Equity Corporation
Add: No.29 Out Fucheng Door Street Xicheng District Beijing City
Legal Representative: Yuan Chen
Post: 100037
Operator Branch Bank: National Development Bank Corporation Dalian Branch
Branch Add: No.15,17 Renming Road Zhongshan District Dalian City
Person in charge of Branch: Weinong Song
Post: 116001
Operator: Ziyue Dong

Tel: 0411－82819088－8166

Fax: 0411－82810032

In order to build the Reconstruction Project of Special Cable Product Line with an annual output of 15,000 tons, Borrower applies RMB loans from lender, and the lender agrees to grant the loans in accordance with relevant laws and regulations. The lenders and borrowers follow equality, voluntariness, fairness and the principle of good faith, and then enter into this contract.

Article 1. Definition
Unless otherwise stipulated herein, terms of this contract are defined as follow:
A. Loan amount: means the amount of loan that the lender agrees to provide to borrower.

B. Loan project: the project that the loan under this contract is used for is the Reconstruction project of Special Cable Product Line with an annual output of 15,000 tons.

C. Withdrawal: means under this contract, the borrower withdraws the loan in one time or multiple times, i.e., the lender transfers the loan to the borrower’s account established at one of NDB’s branches.

D. Withdrawal Date: means that under this contract, the date on which the lender transfers the funds to the borrower’s NDB account.

E．Repayment Day: means that the date on which the borrower repays the principal fund.

F. Extension: means that the consent by borrower & lender, the behavior to extend the duration of the contract.

G. Loan Accounts: means the account set up at a branch of lender’s bank for the borrower which is used for the issuance of loan，and repayment of the principal and interest.

H. Settlement account: means the account set up at a branch of lender’s bank for the borrower which is used by the borrower to transfer loan, settlement and payment of the loan.

I. Payment of the fund: means that according to the borrower’s request, the lender transfers the loan to the borrower’s account at the lender’s  branch.

G. Lender operator branch: means that according to the borrower’s authorization, signing, execution of the contract, post-loan management and other related matters.
K. Business Days: means that except the national’s holiday, public holidays and other business working day of the lender.

L. Late loan: means the borrower fails to repay principal on the due date of the principal.

M. Diversion of the borrower: means the borrower fails to use the loan for the purpose specified under the article 3 of this contract.

N. Lender trustee payment: means that the lender, according to the borrower’s request and entrustment of the payment, pays the loan to the borrower’s trading counterparty.

Article 2. Amount of Loan

Under this contract, the loan amount is RMB￥100 million.

Article 3. Usage of the Loan

The loan’s usage: In order to build the Reconstruction project of Special Cable Product Line with an annual output of 15,000 tons, which includes 2 product lines for the construction of various special cables with an annual output of 15,000 tons. The project will occupy an area of 65,000 square meters, the construction of plants, warehouses, transformer room, boiler room and other supporting facilities with a total GFA of 45,477 square meters, the addition of 20 new equipment sets(units) which mainly include: rubber machinery, blender machine, extrusion machine, high speed knitting machines and automatic stranding machines.

Borrower shall not divert the loan for other usage under this contract. If the borrower diverts the loan, the borrower should pay the contractual penalty according to the contract.

Article 4. Term of Loan

Term of loan begins on the date of withdrawal of the first loan until the date that the principal is repaid, that is, from November 2, 2009 until November 1, 2016 only for a total of 7 years, among which there is a grace period of one year, that is November 2, 2009 until November 1, 2010 only.

Article 5. Interest Rate of Loan

The rates of this loan will be 5% above the benchmark lending rate published by the People’s Bank of China for the loan of the same grade.

This rate under this contract will be adjusted according to the benchmark lending rate published by the People’s Bank of China for the loan of the same grade on the same date that the People’s Bank of China adjusts the benchmark lending rate for the loan of the same grade.  The adjusted loan interest rate will be 5% above the benchmark lending rate published by the People’s Bank of China for the loan of the same grade.

The penalty interest rate will accrue from the date that the loan is overdue or diverted for other use, until the return of overdue loans or misuse is corrected so far.  Penalty rate is calculated on the basis of as follow:

1.Penalty rate for overdue loan: loan interest rate ×130%.

2. Penalty rate for misuse of loan: loan interest rate × 150%.

3.If the same loan is both overdue and misused, the penalty rate will be one of the above, whichever is higher.

The rate of the loan under the contact, misappropriation of overdue loan penalty rates and penalty interest rate loans, the event of interest rate adjustments, and sub-calculation interest.

Article 6. interest calculation and settlement

The interest of the loan will be calculated from the date when the funds is transferred to the borrower’s account at the NDB’s branch bank.

The interest due date is March 20, June 20, September 20, and December 20 of each year. The day to pay the interest is on the first day following the interest due date.  If the payment day falls on the statutory holiday or public holiday, it will be postponed to the next business day. The last coupon payment date is the date that the last principal of the loan is repaid, and the interest will be paid at the same time.

The borrower shall pay the interest to the account at the lender’s branch bank 2 days before the interest payment date, and the lender will pick up the payment from the borrower’s account directly. If the borrower fails to put the interest to the account 2 days before the interest payment date, the borrower should pay all the funds losses.

If the borrower cannot pay the interests on the due dates, the lender will be entitled to the compound interest rate. If borrower cannot pay the loan on time or misuse the loan, the penalty interest rate will be assessed as stated above.

Article 7. Conditions of Withdrawal

Borrower should have all the following conditions before withdrawal the funds, otherwise the lender have right to refuse or cancel the corresponding loan, but without the right to violate laws and regulations, borrower will agree to give up part of the conditions or agree to an extension to satisfy one or a few conditions :

A. Loan contract remains in full force and the borrower is not in breach of this contract;

B. All the approval documents related to the construction of the project (including but not limited to planning approval, project review, land use approval, the EIA approval, and other documents relating) have been lawfully obtained:

C. The guarantee contract required by this contract has been signed and takes effect, and security interests have been set up; newly purchased equipment and other assets to provide collateral to form the future of an irrevocable letter of commitment, as well as Tingming Li and his spouses, Hongbo Cao and his spouses to provide personal unlimited responsibility to the letter of commitment.

D. The contract of guarantee and the guarantee letter continue to be valid, a guarantor does not guarantee contract violations and guarantee letter of commitment agreed upon behavior.

E. The project capital has been fully in place of the contract;

F. The actual progress of the loan project matches the invested funds;

G. Use of trustees to pay the lender, the borrower transactions comply with the relevant requirements of the lender.

H. The borrower insures ground structures and makes it clear that the first beneficiary of the insurance policy is lender.

Article 8. The project principal and other funds。

The principal under the contract is RMB 69,680,000.

Matching funds and loan in place the same proportion

Article 9. Withdrawal plans and withdrawals procedures

A. The Borrower shall withdraw the loan as follows:
11/3/2009	RMB 70 million
1/4/2009	RMB 30 million

B. The borrower shall submit the “loan certificate” three days before the agreed upon withdrawal day to the branch manager of the lender. The content and form of “loan certificate” should meet the requirements of the lender.

If the borrower can not withdraw the agreed upon amount due to special circumstances on the agreed upon date, the lender agrees to change the withdrawal plan, the actual withdrawal date and amount to effective “loan certificate” shall record the date and amount of subject.

C.  If the borrower fails to withdraw the specified amount on the specified date without the lender’s consent, the lender is entitled to cancel that amount of the loan or transfers that amount to the borrower’s account at the lender’s branch on the specified date, i.e. the borrower is deemed to  withdrawal and the interest will start to accrue in accordance with the terms of this contract.

Article 10. Repayment plans and Loan repayment Procedure
Borrower shall repay the principal amount to the lender according to the following plan:
10/30/2010	2,000,000
04/30/2011	2,000,000
10/30/2011	3,000,000
04/30/2012	4,000,000
10/30/2012	10,000,000
04/30/2013	10,000,000
10/30/2013	10,000,000
04/30/2014	10,000,000
10/30/2014	10,000,000
04/30/2015	10,000,000
10/30/2015	10,000,000
04/30/2016	10,000,000
10/29/2016	9,000,000

Borrower shall transfer the specified amount two days before each loan repayment date to its account at the lender’s branch bank.  The lender can collect from the account directly.  The borrow will bear any loss incurred in connection with its failure to repay the principal on the specified date.

In case of principal payments falls on a statutory holiday or other holidays, the borrower can choose to repay the principal on the last business day before the statutory holiday or public holiday.  The lender will no longer count the interest accrued between the date of actual payment and the specified repayment date.  The borrower can also choose to repay the lender on the first business day after the statutory holiday or public holidays, the lender will count the interest accrued between the specified repayment date and the date the actual principal repayment is made. The loan is considered overdue if the specified amount is not repaid on the first business day after the statutory holidays or public holidays. The overdue loan penalty rates will be assessed according to the terms in this contract.

If under special circumstance, the borrower will not be able to repay the principal according to the contract during the term of the loan, the borrower can request in writing to adjust the repayment plan.  The written request shall be made twenty days before the payment due date.  After the lender reviews and approves, both parties can sign the loan repayment amendment agreement.

If under special circumstance, the borrower will not be able to repay the principal according to the contract, the borrower can request to extend  repayment date.  The borrower shall make a written request ten days prior to the due date of the last principal repayment.  After the lender reviews and approves, both parties can sign the extension amendment.

The borrower fails to pay each principal amount on its due date, the borrower shall pay the overdue loan penalty rate according to the terms of this contract.

Article 11. Order of Repayment
If the amount that the borrower repays is less than the amount due, the repaid amount shall be allocated in the following order:
A. The payment in accordance with law or this contract, the compensation damage and the penalty.

B.  The payment of interest payable (including penalty interest, compound interest)

C.  The repayment of the principal.
If the amount that the borrower pays is insufficient to cover all the debts in one category, the payment shall be paid in the order that the relevant debt is incurred.

Article 12. Prepayment
A. If the borrower intends to repay the principal prior to the payment due date, the borrower shall make a written request to the lender twenty days prior to the payment due date.  The borrower can make the prepayment after the prior written consent of the lender.

B.  The borrower shall satisfy the following conditions before its prepayment:

a. The lender is not owed under this contract, any principal, interest or other charges;

b. The minimum prepayment amount is 10 million yuan and should be an integer multiple of one million yuan (except the borrower makes a one-time settlement of all remaining loan principal)

c. The borrower may not request further withdrawals from the prepayment of loans,.

d. The prepayment shall be used to satisfy the loan whose maturity date is the latest, i.e. the repayment shall be made in the reverse chronological order.

C. The lender shall have the right to require the borrower to pay penalty for prepayment.  The penalty is assessed as follows:

The prepayment amount × the number of days before the due date × interest rate/ 360 × 20%.
Article 13. Account Management

The borrower shall open an account for the loan and a settlement account before November 2, 2009 at one the lender’s branches. These accounts shall be used for the deposit of loan, settlement and collection of interests. These accounts should be subject to the monitoring by the lender.

The settlement of the borrower’s loans shall be handled by the lender’s branch bank.

The borrower shall open an account for the loan before November 2, 2009 at one the lender’s branches.  Borrowers should ensure that all project income shall be deposited into the account and make payment according to the request of the lender.  The lender has the right to monitor the account.

Article 14. The borrower’s representations and warranties
A.  The borrower is a legal entity established by law, has a valid business license, and is in possession of their assets and operates its business in accordance with law;

B. The borrower is authorized to sign and execute this contract, the person signing this contract is the authorized representative of the borrower, the borrower is legally bound when this contract becomes effective;

C. The financial report that the borrower provides to the lender is prepared based on the existing laws, regulations and applicable accounting standards (accounting system).  It accurately, completely and fairly reflects the borrower’s financial condition in the fiscal year covered by the report.  Since the most recent report, the borrower’s financial condition does not show any sign of deterioration.

D. The borrower has not withheld any information that have occurred or are occurring, or about to occur, that may have an impact on the borrower’s financial condition or its ability to repay the debt;

E. The borrower confirms that the terms of this contract are in compliance with relevant laws and regulations.  The borrower has obtained the approves from relevant regulatory authorities.  All the approval documents are authentic and legal.  The technical plan, content of construction and the scale of construction are reasonable and practicable.  The borrower is not in a position to arbitrarily reduced, expand or exceed the scale and standard of the construction.

F.  Borrower’s authority to sign this contract or to fulfill its obligations under this contract does not (1) violate any applicable laws, regulations, any agreements it has entered into with other parties or its articles of association; or (2) present any legal or commercial conflict with any agreements it has entered into with other parties or its articles of association;

G. The borrower will cooperate with the lender on inspections related to the loan and the project that the loan finances;

H.  The borrower will provide any documents that the lender requests;

I. All the information provided by the borrower to the lender are true, accurate, complete and effective.  The copy submitted are consistent with the original.

J.  The above representations and warranties will continue to be effective during the term of this contract.

Article 15. Payment of Funds

Under this contract, the lender shall be entrusted with payment.  The borrow should project the needs for funds on monthly basis.  The borrower shall make written request for fund payment for the following month two business days prior to the end of the month.

All the loan payment shall be entrusted with the lender.  The borrower shall submit to the lender the deposit proof stamped with seals on the day payment is to be made. The lender shall review the above documents according to internal procedures, and if approved, shall make the payment on the day payment notice is received. If it does not satisfy the requirement, the lender can delay or reject the payment request.

The receipts that the borrower submit to the lender include but is not limited the following: construction or procurement contracts, invoices and other materials that lender requests the borrower to provide.

Article 16 .Examination of the use of Funds

After the loan fund is paid, the lender has the right to verify the use of the funds through on-site and off-site examination.  The borrower shall submit to the lender a report about the use of funds and related expense receipts according to the lender’s request. The lender can check the use of the funds on site.  The borrower shall cooperate and provide applicable materials.  The lender’s examination includes the following:

A.  Whether the project capital and other matching funds are in place according to the contract;

B.  Whether the funds are used for other purpose, whether the capital is used in the areas prohibited by the state government;

C. Whether the project progresses smoothly, whether there are major incidents, major equipment is in place in time, whether the construction period is extended;

D. Whether the speed of project construction lags behind the spending of the capital;

E. Whether the total investment is within the budget estimates;

F. Other areas that the lender needs to examine.

If the lender finds that the project will not be completed on time due to improper use of funds, it may require the borrower to make corrections within certain period of time.

Article 17. Disclosure

A. During the project construction period, the borrower shall submit the Monthly Bulletin of Statistics of the prior month to the lender before the 5th day of each month.  The borrower shall submit the Annual Report of the previous year to the lender before February 15 of each year.

B. Within 15 days after the project is completed, the borrower shall submit to the lender the project financial reports, the investment benefit analysis and other related information;

C. The borrower shall submit to the lender (1) the financial report (including balance sheet, profit and loss account, cash flow statements and auditor’s reports) of the prior fiscal year audited by an accounting firm approved by the lender before April 31 of each year; (2) the financial report of the previous quarter the 15th day of the first month of each quarter;  (3) financial report of the first half year before September 10 of each year.

D.  If the borrower changes its registered capital, business scope, operating period, the type of company, the borrower shall notify the lender in writing 30 days prior to the change and provide the lender with the relevant information;

E. If the borrower changes its name, address, or amend its articles of association, legal representative, or personnel in charge of its finance, or material changes have occurred in the financial area, or impacted its ability to repay its debt, the borrower shall notify the lender in writing within ten days after the occurrence of the event and provide the lender with the relevant information;

F.  If the borrower changes the construction scale and standards of the project, the borrower shall notify the lender in writing within ten days after it has obtained the relevant approval documents.

G.  The lender has the right to require the borrower to provide information relevant to the use of funds from the commencement of the project until the termination of the contract.  The borrower should provide such information promptly.

Article 18. Loan project supervision

The lender may visit the borrower and the project and obtain information regarding the project in the following ways.  The borrower should cooperate accordingly.

A. To listen to the project presentation given by the borrower;

B. Have access to the borrower’s financial reports on the project, accounting documents, accounting books, financial and accounting data and other relevant information;

C. To enter the project site to do inspection, investigation, verification of the project’s bidding, project quality and project schedule;

D. Verify the borrower’s financial and capital situation, to communicate with the staff and hear their views.

Article 19. Project bidding, supervision and insurance

A. The Borrower shall, in accordance with relevant state regulations and industry requirements, conduct the project bidding. The lender can monitor the bidding.  Cooperation from the borrower is required.

B. The borrower shall ,in accordance with relevant state regulations and industry requirements, hire a qualified engineering organization to supervise the project construction, equipment installation and debugging. Upon the request of the lender, the borrower shall provide relevant report on project supervision within the specified period.

C. The borrower shall, in accordance with relevant state regulations and industry requirements, buy relevant insurance for the project and list the lender as the primary beneficiary of the insurance policy.  The borrower shall provide the lender with relevant insurance policy or receipt within the time period specified by the lender.

Article 20. The borrower’s rights and obligations

A. The borrower shall be entitled to use the loan according to the contract;

B. The borrower shall be entitled to prepayment of the loan according to the contract;

C. The borrower shall withdrawal funds according to the withdrawal plan in this contract;

D. The borrower shall pay loan principal and interest according to this contract;

E. If more than 10% of its total assets in its most recent annual financial report or its main operating business are disposed of through sale, transfer, lease, or entrusted operation, the borrower obtain the prior written consent from the lender.

F. The borrower engages in merger, separation, foreign investment, equity transfer, stock restructuring, substantial increase in debt financing and other major changes in ownership structure, the borrower shall notify the lender the plan of change twenty business days prior to the change, and obtain the written consent of the lender. The changes shall not prejudice the lender’s rights in the contract;

G. If the borrower brings a RMB 1 million litigation or arbitration case, the borrower shall provide prior written notice to the lender ten business days before the action;  If the borrower is sued in a RMB 1 million litigation or arbitration case, the borrower shall provide written notice to the lender within three business days after it receives relevant legal documents.  If the lender deems it necessary, the borrower shall, according to the lender’s request, provide full guarantee or take appropriate measures to ensure the legitimate rights and interests of the lender.

H. If under this contract, the guarantor’s ability to guarantee or the value of the collateral decreases to the level that affects the safety of the loan, the borrower shall upon the lender’s request make up the security within the specified period.  The guarantor and the lender shall enter into a legally bound guarantee agreement;

I. If the borrower provides guarantee to a third person and such guarantee amount has exceeded 70% of its net assets in its most recent annual financial report, the borrower shall obtain the prior written consent from the lender;

J. The borrower shall cooperate with the lender in its credit rating work and provide relevant information in accordance with the requirements of lender;

K. The borrower may not distribute any dividends to its shareholders before the repayment of it's the loan’s principal and interest.

Article 21. The rights and obligations of the lender

A. The lender is entitled to recover the principal and interest of the loan according to this contract;

B.  The lender is entitled to conduct an annual review about the borrower’s credit and the quality of the project during the term of this contract in order to determine whether to continue to extend the loan.  The lender can grant the loan if the requirements are met.  The lender can revoke the loan if the borrower fails to meet the requirements.

C.  The lender can transfer all or part of its rights under this contract to a third party;

D. If during the term of the loan, the borrower changes the use of the loan, or the borrower is sued or is about to be sued (or involved in arbitration proceedings), or anything that affects the borrower’s ability to repay the loan or the borrower does not intend to repay the loan, the lender is authorized to take one or more of the following measures:

1. Stop making loans;

2. Announce the maturity of the loan ahead of the schedule due date;

3. Unilaterally terminate the contract;

4. Entitled to the rights under the guarantee agreement and relevant note.

E.  The lender shall carry out the People’s Bank of China’s regulations related to interest rate and interest calculation;

F.  When the lender adjusts the interest rate according to the contract, the lender shall promptly notify the borrower.

Article 22. Guarantee

This contract shall be guaranteed in the following way:

A. The guarantor - Dalian Bao Cheng Credit Guarantee Co., Ltd. shall provide a joint and several liability guarantee of RMB 15 million.  Such guarantee will be automatically discharged when the balance of the loan is less than RMB 50 million;

B. The guarantor - Dalian Dingli Credit Guarantee Co., Ltd shall provide a joint and several liability guarantee of RMB 5 million.  Such guarantee will be automatically discharged when the balance of the loan is less than RMB 50 million.

C. The mortgagor - Dalian Befut Wire & Cable Manufacturing Co., Ltd. shall provide a collateral which is its legal land use right for a 151,243 square meter-property located in Dalian Chang Xing Island Industrial Park and a 43,144.61 square meter building (plant and office buildings).  The lender shall be the first mortgagor;

D. After the loan is granted, the borrower shall deposit RMB 8 million in the account set up at the lender’s branch for the guarantee of the payment of the principal and interest;
E. Cao Hongbo, Li Tingmin will give a pledge of stock of the borrower to the lender.
F. The mortgagor “Dalian Befut Wire & Cable Manufacturing Co., LTD” will use the 20 equipment sets to be purchased (with a total price of 45.7256 million) as collateral for an irrevocable letter of commitment.   The lender shall be the first mortgagor.
G. The personal guarantees provided by Tingming Li and his spouse and Hongbo Cao and his spouse will not be discharged upon the dissolution of marriage.

Article 23. The borrower's events of default and breach of contract

A. The following events shall be deemed as an event of default:

a.  the borrower is in breach of the Article 3, Article 8, Article 9, Article 10, Article 15, Article 17, Article 20(3) to (11) or Article 22 of this agreement, or any representations or warranties made by the borrower under Article 14 of this contract have been proved to be incorrect or misleading;

b.  the borrower breaches any loan agreement with other parties;
c.  the borrower has filed for bankruptcy by its creditors or on its own;
d.  the borrower’s credit rating has been down graded;
e.  the progress of the project has lagged behind use of funds;
f.  the borrower is in breach of contract by avoiding to pay the lender’s trustee;
g.  The loan application information is not true;
h.  the borrower breaches other articles of this contract.
B.  When the borrower breaches Article 1(1) to (7), the lender is entitled to request the borrower to correct within the specified period or takes one or more of the following measures:
a. Stop the issuance and payment of loan;
b. Announced the loan maturity ahead of the scheduled due date; requests the borrower to repay the principal and interest of the granted loan; is authorized to directly deduct the funds owned in the borrower’s account until the borrower has repaid all of its debt under this contract (at the signing of this contract, the borrower has authorized the lender to exercise such direct deduction right);
c. Unilaterally terminate the contract;
d. Entitled to its rights under the guarantee agreement and related note;
e. Adopt any other measures permitted by law or this contract.
C.  when the borrower breaches Article 1(8) of this contract, the lender shall have the right to require the borrower to correct within the specified period.  If the borrower fails to correct, the lender is authorized to require a penalty fee which is equal to 0.05% of the balance of the loan at the time of breach.  If the penalty fee is insufficient to compensate the damage suffered by the lender, the lender has the right to require the borrower to compensate its damage.

Article 24. Lender’s events of default and breach of contract
The lender fails to provide the loan to the borrower according to this contract.  Or the lender fails to calculate the interest rate according to the People’s Bank of China’s relevant regulations and this contract.  The borrower is entitled to require the lender to correct by the specified deadline.  The borrower is entitled to require the lender compensate the  damage it has suffered.

Article 25.  Modification & rescission of the contract
A. Unless otherwise agreed in this contract, after the contract becomes effective, neither party may unilaterally alter or terminate this contract. Any amendment of this contract have to be agreed upon by both the lender and the borrower in writing.

B. If due to the change in the laws, regulations or policy, all or part of the articles in this contract are no longer in compliance with the laws, regulations or policy, the borrower and the lender should resolve it by negotiation and amending these terms;
c. If the borrower or lender is unable to perform due to force majeure, the party should provide the detailed information and proof about the occurrence of the incident and take effective measures to prevent the expansion of the loss.  The borrower and the lender should resolve it by consultation.

Article 26.  Severability
Any written supplement, amendment or change to this contract is an integral part of this contract.
The articles of the contract is independence. Any provision of this contract that is invalid contract, illegal or unenforceable shall not affect the validity of other provisions of this contract.

Article 27.  Financial advisor fees
Before the loan is granted, the borrower should pay the lender a one time financial advisor fees of RMB 1 million.

Article 28. Confidentiality
Without the consent of both the borrower and the lender, neither party shall disclose the content of this contract to any third party unless it is required by laws, regulations or requirements of relevant authorities.  Either party’s obligation to keep this contract confidential will not be discharged upon the termination of this contract.

Article 29. Dispute Resolution
All disputes arising in connection with the performance of this contract shall be resolved through negotiations. In case no settlement can be reached, the case in dispute shall then be submitted for arbitration in people’s court at the jurisdiction where the contract is signed.

Article 30. Notice
A. All notice made according to this contract shall be in writing and sent to the addresses listed on the cover of this contract via hand delivery, prepaid registered letter (except for receipt), express courier or fax.

B. If there is any change of the addresses listed on the cover of this contract, the party who makes the change shall provide written notice within 48 hours after the change to the other party.  If the party fails to notify the other party of the change, which makes the notices and other documents unable to be delivered, the party who makes the change shall bear the loss.

Article 31. Miscellaneous
A.
If litigation occurs as a result of the breach of the borrower, the borrower shall pay the lender’s legal fees.  If litigation occurs as a result of the breach of the lender, the lender shall pay the borrower’s legal fees;

B. The unaccomplished matters of the agreement shall be resolved through negotiations by both parties,  or according to relevant laws and the regulations;
C.
The agreement is made in 9 originals, one for the lender, one for the borrower, and 7 for the guarantors (one for Dalian Befut Wire & Cable Manufactory Co.,LTD, one for Hongbo Cao and his wife, Tingming Li and his wife, one for Dalian Baocheng Credit Guarantee Co., Ltd, and one for Dalian Dingli Credit Guarantee Co., Ltd) and 15 copies(4 for the borrower, 4 for the lender, 7 for the guarantors.)

Article 32. Effectiveness
The contact shall take effect when it is signed and sealed by both the borrower and the lender.

Borrower: Dalian Befut Wire & Cable Manufacturing Co., Ltd.
Legal representative (or its authorized designee): Hongbo Cao
Date: November 2, 2009
The borrower’s bank and its account number: National Development Bank Dalian Qingniwaqiao Branch
21201500100053003069

Lender: National Development Bank Corporation
Legal representative (or its authorized designee): Weinong Song
Date: November 2, 2009

Place of signature: Dalian